Exhibit 10.1

CONFIDENTIAL

FIRST AMENDMENT TO
CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 17, 2010 and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among ISLE OF CAPRI CASINOS, INC., a Delaware corporation (“Borrower”), the other Loan Parties (as hereinafter defined) and each of the Lenders (as hereinafter defined) party hereto (the “Consenting Lenders”).

RECITALS

A.            Borrower is a party to that certain Credit Agreement dated as of July 26, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, Credit Suisse AG, Cayman Islands Branch (formerly known as “Credit Suisse, Cayman Islands Branch”), as Administrative Agent (in such capacity, the “Administrative Agent”) on behalf of the Lenders and Issuing Bank, and the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”, which include, for purposes of clarification, the Swing Line Lender).

B.            In connection with the Credit Agreement, the Subsidiary Guarantors (together with Borrower, the “Loan Parties”) have executed that certain Subsidiary Guaranty dated as of July 26, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”) pursuant to which, among other things, each such party has guaranteed the obligations of Borrower under the Credit Agreement.

C.            Borrower has requested that the Lenders agree to amend the Credit Agreement subject to, and in accordance with, the terms and conditions set forth herein.  Borrower has appointed Credit Suisse Securities (USA) LLC to act as exclusive lead arranger and exclusive sole bookrunner for this Amendment (the “Amendment Arranger”).

D.            The Consenting Lenders are willing to agree to enter into this Amendment, subject to the conditions and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, each of the Consenting Lenders and the Loan Parties agree as follows:

1.             DEFINITIONS.  Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given in the Credit Agreement, and the rules of construction set forth in the Credit Agreement shall apply to this Amendment.

2.             AMENDMENTS TO CREDIT AGREEMENT.

2.1           Consolidated EBITDA.  The definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement is amended by (a) inserting “(including, to the extent deducted in determining Consolidated Net Income, non-cash charges related to ineffective portions of Hedging Agreements)” at the end of clause (viii) thereof; (b) inserting “(including Transaction Costs incurred in connection with that certain First Amendment to Credit Agreement dated as of February 17, 2010)” at the end of clause (x) thereof; (c) deleting the word “and” at the end of clause (xi) thereof and replacing it with a comma; and (d) inserting “and (xiii) any unusual and nonrecurring losses and expenses not to exceed during the term of this Agreement an amount equal to $10,000,000 minus any amounts added back pursuant to clause (viii) above during the term of this Agreement” immediately following clause (xii) thereof.

2.2           Interest Rate.

a.             Section 1.1 of the Credit Agreement is amended by deleting the definitions of “Adjusted Libor”, “Applicable LIBOR Margin”, “Base Rate” and “Commitment Fee Percentage” in their entirety and inserting the definitions set forth on Exhibit A hereto in appropriate alphabetical order.

b.             Section 1.1 of the Credit Agreement is amended by deleting the definitions of “Margin Determination Certificate” and “Margin Reset Date”.  All references to “Margin Determination Certificate” and “Margin Reset Date” contained in the Loan Documents shall be deemed null and void, and in furtherance thereof each of the last paragraph of Section 2.2A of the Credit Agreement, Section 2.3A(iii) of the Credit Agreement and Section 6.1(xix) of the Credit Agreement are hereby deleted.

2.3           Senior Unsecured Notes.

a.             Section 1.1 of the Credit Agreement is amended by inserting the following new term in the appropriate alphabetical order:

“Unsecured Notes” means Indebtedness of Borrower or a Restricted Subsidiary (a) having a maturity date of at least 181 days after the outside maturity date of the Term Loans (after taking into account any extension options available to Borrower hereunder), (b) not benefiting from any Lien on any property (whether real, personal or mixed) of Borrower or any Subsidiary of Borrower, (c) having no scheduled principal amortization payments before final maturity or mandatory repayments based on asset dispositions (whether voluntary or involuntary, related to insurance proceeds, condemnation proceeds or otherwise except those of the type contained in the 7% Subordinated Notes) or earnings or cash flow of Borrower or any Subsidiary of Borrower, and (d) having no maintenance financial covenants and otherwise having restrictive covenants and defaults that are, taken as a whole, not materially less favorable to Borrower and the Restricted Subsidiaries than those in unsecured high-yield note offerings by issuers with similar credit profiles during the period around the time of issuance (as reasonably determined by Borrower in good faith based upon a review of such restrictive covenants and defaults).

b.             Section 7.1 of the Credit Agreement is amended by (I) deleting the word “and” at the end of clause (xii) thereof, (II) deleting the period at the end of clause (xiii) thereof and replacing it with a semi-colon and (III) inserting new clause (xiv) as follows:

(xiv)  Borrower and its Restricted Subsidiaries may become and remain liable with respect to Unsecured Notes; provided that after giving effect to the incurrence of such Unsecured Notes and the application of the proceeds thereof (including application to the prepayment of Loans pursuant to Section 2.4B(iii)(c)), Borrower is in pro forma compliance with subsection 7.6 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (assuming such Unsecured Notes was incurred, and the application of the proceeds thereof applied, as of the first day of the period being tested) and no Potential Event of Default or Event of Default has occurred and is continuing or would arise as a result of the incurrence of such Unsecured Notes.

2.4           Investments.

a.             Section 1.1 of the Credit Agreement is amended by inserting the following new term in alphabetical order:

“Management Agreement” means an agreement entered into between Borrower or a Subsidiary, on the one hand, and a Person other than a Subsidiary, on the other hand, pursuant to which Borrower or a Subsidiary agrees to manage the operations of a Gaming Facility owned by such Person.

b.             Section 1.1 of the Credit Agreement is amended by deleting the word “corporate” where used the second time in the definition of “Joint Venture”.

c.             Section 7.3 of the Credit Agreement is amended by (I) deleting the word “and” at the end of clause (x) thereof, (II) deleting the period at the end of clause (xi) thereof and replacing it with the words “; and” and (III) inserting new clause (xii) as follows:

(xii) Borrower and its Subsidiaries may make and own Investments in an aggregate amount not to exceed $100,000,000 in Persons that own

Gaming Facilities subject to (or promptly thereafter to become subject to) a Management Agreement; provided that to the extent any amounts paid under any such Management Agreement are received by an Unrestricted Subsidiary, all such amounts (net of reasonable costs and expenses related thereto) shall be promptly distributed by such Unrestricted Subsidiary to Borrower or a Restricted Subsidiary.

2.5           Maximum Consolidated Leverage Ratio.  The information in the table set forth in Section 7.6A of the Credit Agreement is deleted in its entirety and replaced with the following:

Period	Maximum Consolidated Total Leverage Ratio

August 1, 2007 — October 31, 2007	6.75:1.00
November 1, 2007 — January 31, 2008	7.00:1.00
February 1, 2008 — April 30, 2008	7.50:1.00
May 1, 2008 — October 31, 2008	7.65:1.00
November 1, 2008 — January 31, 2009	7.50:1.00
February 1, 2009 — April 30, 2009	7.25:1.00
May 1, 2009 — October 31, 2009	7.00:1.00
November 1, 2009 — January 31, 2011	7.50:1.00
February 1, 2011 — April 30, 2011	7.40:1.00
May 1, 2011 — July 31, 2011	7.30:1.00
August 1, 2011 — October 31, 2011	7.20:1.00
November 1, 2011 — January 31, 2012	7.10:1.00
February 1, 2012 — April 30, 2012	7.00:1.00
May 1, 2012 — October 31, 2012	4.75:1.00
November 1, 2012 and thereafter	4.50:1.00

2.6           Minimum Interest Coverage Ratio.  The information in the table set forth in Section 7.6B of the Credit Agreement is deleted in its entirety and replaced with the following:

Period	Minimum Interest Coverage Ratio

November 1, 2007 — April 30, 2010	2.00:1.00
May 1, 2010 — July 31, 2010	2.05:1.00
August 1, 2010 — October 31, 2010	1.85:1.00
November 1, 2010 — January 31, 2011	1.75:1.00
February 1, 2011 — April 30, 2011	1.80:1.00
May 1, 2011 — October 31, 2011	1.85:1.00
November 1, 2011 — April 30, 2012	1.90:1.00
May 1, 2012 and thereafter	2.50:1.00

2.7           Fundamental Changes.  Section 7.7 of the Credit Agreement is amended by (a) deleting the word “and” at the end of clause (viii) thereof, (b) deleting the period at the end of clause (ix) thereof and replacing it with the terms “; and”; and (c) inserting a new clause (x) as follows:

(x)            any Restricted Subsidiary of Borrower may change its legal form so long as (A) if any such Restricted Subsidiary is a Subsidiary Guarantor it shall continue as a Subsidiary Guarantor and (B) such transaction shall have been undertaken for a valid purpose and shall not be disadvantageous to the Lenders or otherwise affect the Liens of the Secured Parties created and/or perfected under the Security Documents in any manner (and, in furtherance thereof, Borrower shall, and shall cause such Restricted Subsidiary to, take such actions and execute and deliver such documents, instruments, agreements and certificates (including ratifications of Loan Documents and legal opinions of counsel) as may be reasonably requested by Administrative Agent in furtherance of the foregoing).

2.8           Fiscal Year.  Section 7.9 of the Credit Agreement is amended by inserting the following word immediately prior to the period in such section:

; provided that in the event Administrative Agent consents to any such change, Administrative Agent is authorized by the Lenders to make such changes to this Agreement (including the left hand columns of the tables set forth in Section 7.6) as may be appropriate to reflect such change.

2.9           License Revocation.  Section 1.1 of the Credit Agreement is amended by deleting the definition of “License Revocation” in its entirety and replacing it with the following:

“License Revocation” means, with respect to Borrower and any of its Restricted Subsidiaries, the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming Authorization or other casino, gambling or gaming license issued by any Gaming Authority to Borrower or any Restricted Subsidiary covering any Gaming Facility or other gaming facility owned, leased, operated or used by Borrower or any such Restricted Subsidiary.

3.             REPRESENTATIONS AND WARRANTIES.  To induce the Consenting Lenders to agree to this Amendment, Borrower and each of the other Loan Parties represents to the Consenting Lenders and the Administrative Agent that as of the date hereof and as of the Effective Date:

(a)           Borrower and each of the other Loan Parties has all power and authority to enter into, execute and deliver this Amendment and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, this Amendment;

(b)           the execution and delivery of this Amendment and the performance of the obligations of Borrower and each of the other Loan Parties under or in respect of this Amendment have been duly authorized by all necessary action on the part of Borrower and each of the other Loan Parties;

(c)           the execution and delivery of this Amendment and the performance of the obligations of Borrower and each of the other Loan Parties under or in respect of this Amendment do not and will not conflict with or violate (i) any provision of the articles or certificate of incorporation or bylaws (or similar constituent documents) of Borrower or any other Loan Party, (ii) any provision of any law or any governmental rule or regulation, (iii) any order, judgment or decree of any Governmental Authority or arbitrator binding on Borrower or any other Loan Party, or (iv) any material indenture, material agreement or material instrument to which Borrower or any other Loan Party is a party or by which Borrower or any other Loan Party, or any property of any of them, is bound, and do not and will not require any consent or approval of any Person that has not been obtained;

(d)           this Amendment has been duly executed and delivered by Borrower and each of the other Loan Parties and constitutes a legal, valid and binding obligation of Borrower and each of the other Loan Parties, enforceable against Borrower and each of the other Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)           after giving effect to this Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Amendment or the performance by Borrower and the other Loan Parties of their obligations hereunder that would constitute a Default or an Event of Default; and

(f)            each of the representations and warranties made by Borrower and the other Loan Parties in or pursuant to the Loan Documents, as amended hereby, shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, or which by their context relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.             EFFECTIVENESS OF THIS AMENDMENT.  This Amendment shall be effective only if and when:

(a)           Receipt by the Administrative Agent of the following, each in form and substance satisfactory to the Administrative Agent:

(i)            counterparts of this Amendment, executed by (A) Borrower and each Loan Party and (B) the Swing Line Lender, the Issuing Bank and the Required Lenders, together with fully executed copies of any other amendments to, or reaffirmation agreements with respect to, any of the Loan Documents as the Administrative Agent or the Collateral Agent may request to protect, maintain or perfect the security interests or other rights of the Collateral Agent and the other Secured Parties contemplated thereby or to make conforming changes in such documents to reflect the amendments and other transactions contemplated hereby.  By executing this Amendment, each Consenting Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any such amendments and reaffirmation agreements on such Consenting Lender’s behalf;

(ii)           such endorsements and/or confirmations to the Collateral Agent’s title policies in respect of the Mortgaged Properties or a commitment to issue such endorsements and/or confirmations as may be reasonably requested by the Administrative Agent;

(iii)          legal opinions from counsel to the Loan Parties, dated as of the Effective Date;

(iv)          such corporate records, lien searches and documents from public officials as the Administrative Agent may require;

(v)           a certificate signed by a responsible officer of Borrower certifying to matters as the Administrative Agent may request; and

(vi)          such other documents and evidence as are customary for transactions of the type contemplated by this Amendment, as the Administrative Agent may request.

(b)           each of the representations and warranties contained in Section 3 of this Amendment shall be true and correct in all respects;

(c)           Borrower and each of the other Loan Parties shall have received all material governmental and third-party approvals and consents (including from Gaming Authorities) required in connection with this Amendment and the transactions contemplated hereby (if any), each of which shall be in form and substance satisfactory to the Administrative Agent and in full force and effect, and with respect to which all applicable waiting periods related thereto shall have expired without any action being taken by any applicable authority;

(d)           after giving effect to this Amendment and the transactions contemplated hereby, no event shall have occurred and be continuing or will result therefrom that would constitute a Default or an Event of Default;

(e)           Borrower shall have permanently reduced the Revolving Loan Commitments to an aggregate amount no greater than $375,000,000 and, to the extent any repayment of Revolving Loans is required as a result of such reduction, Borrower shall have repaid such Revolving Loans in accordance with the terms of the Credit Agreement;

(f)            the Administrative Agent shall have received all of the Administrative Agent’s and Collateral Agent’s reasonable costs and expenses as described in subsection 10.2 of the Credit Agreement incurred by the Administrative Agent and the Collateral Agent in connection with this Amendment and the documents and transactions related thereto, and any fees separately agreed upon by Borrower and the Administrative Agent; and

(g)           Borrower shall have paid to the Administrative Agent (i) an amendment fee in immediately available funds, for the account of each Consenting Lender that has delivered its executed signature page to this Amendment on or prior to (x) in the case of Term Loan Lenders 5:00 p.m., New York City time, on January 25, 2010 and (y) in the case of Revolving Lenders 5:00 p.m., New York City time, on January 27, 2010 (in each case, the time of such delivery to be determined by the Administrative Agent in its sole discretion), in an amount equal to 0.25% of the sum of the principal amount of such Consenting Lender’s outstanding Loans and Revolving Loan Commitments (such amounts to determined on the Effective Date after giving effect to the payment and termination to be made pursuant to clause (e) above) and (ii) all other fees earned and reasonable expenses incurred by the Administrative Agent in connection with this Amendment, including, to the extent invoiced on or before the Effective Date, reimbursement or other payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrower.

This Amendment shall be deemed to be effective on the date (the “Effective Date”) on which each of the foregoing conditions are satisfied; provided that this Amendment shall be deemed null and void unless the Effective Date occurs by March 1, 2010; provided further that notwithstanding the foregoing, on the Effective Date Section 2.2 hereof shall be applied retroactively as of February 2, 2010.  Borrower and the other Loan Parties acknowledge and agree that once paid, no fee described in Section 4(g) above, nor any part thereof, (i) shall be refundable under any circumstances or (ii) shall be applied to, or shall be deemed to reduce, the amount of any other fee or obligation of Borrower or the other Loan Parties under the Credit Agreement or the other Loan Documents (either prior to, or after, giving effect to this Amendment).

5.             ACKNOWLEDGMENTS.  By executing this Amendment, each of the Loan Parties (a) consents to this Amendment and the performance by Borrower and each of the other Loan Parties of their obligations hereunder, (b) acknowledges that notwithstanding the execution and delivery of this Amendment, the obligations of each of the Loan Parties under the Subsidiary Guaranty, the Security Agreement and each of the other Loan Documents to which such Loan Party is a party, are not impaired or affected and the Subsidiary Guaranty, the Security Agreement and each such Loan Document continues in full force and effect and (c) affirms and ratifies, to the extent it is a party thereto, the Subsidiary Guaranty, the Security Agreement and each other Loan Document with respect to all of the Obligations as expanded or amended hereby.

6.             MISCELLANEOUS. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  This Amendment may be executed in one or more duplicate counterparts and, subject to the other terms and conditions of this Amendment, when signed by all of the parties listed below shall constitute a single binding agreement.  Delivery of an executed signature page to this Amendment by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Amendment.  Except as amended hereby, all of the provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect except that each reference to the “Credit Agreement”, or words of like import in any Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.  This Amendment shall be deemed a “Loan Document” as defined in the Credit Agreement.  Sections 10.17 and 10.18 of the Credit Agreement shall apply to this Amendment and all past and future amendments to the Credit Agreement and other Loan Documents as if expressly set forth herein or therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written, to be effective as of the Effective Date.

ISLE OF CAPRI CASINOS, INC,		ISLE OF CAPRI BAHAMAS HOLDINGS, INC
a Delaware corporation,		IOC-CARUTHERSVILLE, LLC
GRAND PALAIS RIVERBOAT, INC.
By:	/s/ Dale R. Black	IOC - BOONVILLE, INC.
Name:	Dale R. Black	IOC DAVENPORT, INC.
Title:	Senior Vice President and Chief Financial Officer	IOC - KANSAS CITY, INC.
IOC - LULA, INC.
IOC - NATCHEZ, INC.
IOC BLACK HAWK COUNTY, INC.
IOC HOLDINGS, L.L.C.
IOC SERVICES, LLC
ISLE OF CAPRI BETTENDORF MARINA CORPORATION
ISLE OF CAPRI BETTENDORF, L.C.
ISLE OF CAPRI MARQUETTE, INC. PPI, INC.
RIVERBOAT CORPORATION OF MISSISSIPPI
RIVERBOAT SERVICES, INC.
ST. CHARLES GAMING COMPANY, INC.
BLACK HAWK HOLDINGS, L.L.C.
CCSC/BLACKHAWK, INC.
CASINO AMERICA OF COLORADO, INC.
IC HOLDINGS, COLORADO, INC.
IOC BLACK HAWK DISTRIBUTION COMPANY, LLC
ISLE OF CAPRI BLACK HAWK CAPITAL CORP.
ISLE OF CAPRI BLACK HAWK, L.L.C.

		By:	/s/ Dale R. Black
		Name:	Dale R. Black
		Title:	Senior Vice President and Chief Financial Officer

Acknowledged:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent on behalf of the Lenders, Issuing Bank and Swing Line Lender

By:	/s/ John D. Toronto
Name:	John D. Toronto
Title:	Director

By:	/s/ Lynn-Marie Paquette
Name:	Lynn-Marie Paquette
Title:	Associate

EXHIBIT A

INTEREST RATE

“Adjusted LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, a rate equal to the higher of (I) 2.0% per annum and (II) the rate per annum obtained by dividing (x) the rate of interest equal to (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been omitted by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) at or about 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, or (b) if such a rate is not ascertainable pursuant to clause (a) above, the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which Dollar deposits in immediately available funds are offered to CS in the interbank LIBOR market in London, England at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and for a period approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Applicable LIBOR Margin” means:

(x)                               with respect to Revolving Loans that are LIBOR Loans, a percentage per annum equal to 3.00%

(y)                               with respect to Term Loans that are LIBOR Loans, a percentage per annum equal to 3.00%; and

(z)   with respect to each Series of New Term Loans that are LIBOR Loans, a percentage per annum equal to that set forth in the applicable Instrument of Joinder.

“Base Rate” means, at any time, the higher of (x) the Reference Rate, (y) the rate which is 0.50% in excess of the Federal Funds Effective Rate or (z) the Adjusted Libor for a one-month Interest Period on such date (or if such date is not a Business Day, the immediately preceding Business Day) plus 1.0% (provided that, for the avoidance of doubt, in the case of clause (z) above where the rate is determined pursuant to clause (II) of the definition of Adjusted Libor, the Adjusted LIBOR for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates

for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates)).

“Commitment Fee Percentage” means a percentage per annum equal to 0.750%.